SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Separation and Release of Claims Agreement (the “Agreement”) is entered into by and between Altus Power, Inc., and its affiliates and subsidiaries, including Altus Power America Management, LLC, a Delaware limited liability company (hereinafter referred to collectively as the “Company”) and Lars Norell (“Norell”) (collectively referred to as the “Parties”).
1.Separation Date. The Parties agree that Norell has voluntarily resigned from his positions as co-Chief Executive Officer of the Company and member of the Company’s Board of Directors as of close of business on April 26, 2024 (the “Separation Date”). After the Separation Date, Norell will not represent and has not represented that Norell is an employee, officer, agent, or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date was the employment termination date for Norell for all purposes, and Norell is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date.
2.Return of Property. Norell represents and warrants that he will return or has returned all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files and storage devices, physical files, and any other Company property in Norell's possession, within one business day of the Separation Date.
3.Representations. Norell specifically represents, warrants, and confirms that he has disclosed to the Company’s General Counsel before executing this Agreement all complaints or lawsuits which he has filed, if any, against the Company with any state or federal court or arbitration forum.
4.Severance Payments.
(a)Pursuant to Section 5(b) of the Employment Agreement between the Company and Norell dated October 21, 2021 (the “Employment Agreement”), and subject to any and all conditions and obligations set forth therein, the Company will pay Norell, in addition to Final Compensation as defined in the Employment Agreement, (i) twelve (12) months of Norell’s base salary as of the Separation Date ($570,000), less all relevant taxes and other withholdings; (ii) a pro-rata short-term incentive bonus for the 2024 performance period based on the number of days Norell was employed by the Company during the performance period and the amount of the short-term incentive bonus determined based on actual performance for the entire performance period, less all relevant taxes and other withholdings; and (iii) subject to Norell’s timely election and continued eligibility for COBRA continuation coverage, Company-subsidized COBRA continuation coverage of medical, dental and vision benefits for a period of twelve (12) months from the Separation Date (with Norell paying such applicable active employee rates during such twelve (12) month period), or, if earlier, until either Norell becomes eligible for medical benefits from a subsequent employer or Norell does not pay the requisite monthly premium (collectively, the “Severance Payments”). Norell represents, warrants, and confirms that he has received his complete annual bonus for the 2023 performance year.
The base salary portion of the Severance Payment will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company, with the first such payment, which will consist of the portion of the base salary continuation for the Company payroll periods between the Separation Date and the date of payment, made on the Company’s next regular payday following the Effective Date of this Agreement, as defined below, and the remaining installments of the base salary continuation paid on the Company’s regularly scheduled payroll dates for the remainder of the twelve (12) month period from the Separation Date. The pro-rata short-term incentive bonus portion of the Severance Payment will be paid on a date in 2025 as provided in Section 2(b) of the Employment Agreement.
Norell understands, acknowledges, and agrees that pursuant to Section 5(c) of the Employment Agreement, receipt of these benefits is conditioned on his signing and returning, without revoking, this Agreement, and on his continued compliance with the Confidential Information, Inventions and Proprietary Rights Agreement executed on October 21, 2021 (the “CIIA”)(annexed hereto as Exhibit A). Norell further acknowledges that Norell is not entitled to any additional payment or consideration not specifically referenced in this Agreement, and that the payments under this Agreement satisfy in full the payments referenced in paragraph 7(c) of the CIIA.
(b)In further consideration for Norell’s execution of, non-revocation of, and compliance with this Agreement, including the release and waiver of claims and other post-termination obligations, and in addition to the payments provided under Section 5(b) of the Employment Agreement, the Company will: (i) extend the continuation of Norell’s base salary for an additional six (6)-month period beginning April 26, 2025; and (ii) pay Norell a lump sum of $956,094.00 minus all applicable payroll deductions upon the Effective Date of this Agreement.
5.Release.
(a)Norell's General Release and Waiver of Claims
In exchange for the consideration provided in this Agreement, Norell and Norell's heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company's parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective current and former officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of or in any way related to Norell's hire, benefits, employment, termination, or separation from employment with the Company, or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of Norell's execution of this Agreement, including, but not limited to:
(i)any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Connecticut Family and Medical Leave Act, Connecticut's whistleblower law, Connecticut's free speech law, the Connecticut Fair Employment Practices Act, Connecticut's minimum wage and wage payment laws, the anti-retaliation provision of Connecticut’s workers' compensation statute, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
(ii)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;
(iii)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, violation of biometric and data privacy laws, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and
(iv)any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.
However, notwithstanding the forgoing or anything herein to the contrary, this general release and waiver of claims excludes, and Norell does not waive, release, or discharge: (A) claims that cannot be waived by law, such as claims for unemployment benefit rights and claims for non-personal relief before any federal, state, or local administrative agencies; (B) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (C) any and all rights to indemnification and all indemnification-related benefits as provided in all parts of Article VII of the Second Amended and Restated Bylaws of Altus Power, Inc (annexed hereto as Exhibit B), which is expressly incorporated into this Agreement; or (D) any claims with respect to any of Norell’s rights under this Agreement.
This Agreement does not alter the Company’s rights, if any, to cancel, forfeit, claw-back, or rescind any of the Company’s outstanding common stock held directly by Norell, his family holding company, and in trusts for the benefit of family members. Such shares continue to be subject to applicable law and the applicable plan, shareholder, grant, and policy documents.  Nothing in this Agreement shall operate to cancel, forfeit, claw-back, or rescind any vested equity previously granted to Norell.
(b)Specific Release of ADEA Claims
In further consideration of the payments and benefits provided to Norell in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of Norell's execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Norell hereby acknowledges and confirms that:
(i)Norell has read this Agreement in its entirety and understands all of its terms;
(ii)by this Agreement, Norell has been advised by this writing to consult with an attorney of Norell's choosing and has consulted with such counsel as Norell believed was necessary before signing this Agreement;
(iii)Norell knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
(iv)Norell is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Norell is otherwise entitled;
(v)Norell was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Norell's choice, although Norell may sign it sooner if desired, and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;
(vi)Norell understands that Norell has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Sophia Lee, General Counsel of the Company, by email at sophia.lee@altuspower.com, with a copy to Steven Wall at Morgan, Lewis & Bockius LLP, by email at

steven.wall@morganlewis.com, before the end of this seven-day period; and
(vii)Norell understands that the release contained in this paragraph does not apply to rights and claims that may arise after Norell signs this Agreement.
This Agreement shall not become effective until the eighth (8th) day after Norell signs, without revoking, this Agreement (“Effective Date”). No payments due to Norell under this Agreement shall be made or begin before the Effective Date.
6.Post-Termination Obligations and Restrictive Covenants. Norell understands and acknowledges that the CIIA remains in full force and effect, and that Norell’s receipt of the benefits outlined in this Agreement is conditioned upon his continued compliance with the terms of the CIIA. Pursuant to Section 7 (C) of the CIIA, the Company hereby notifies Norell that he is and will remain subject to the specific restrictive covenants contained therein.
7.Resignation for Board and Officer Positions. Norell acknowledges and agrees that he has resigned as of the Separation Date from all director and officer positions he holds with the Company and all of its affiliates.
8.Cooperation. The Parties agree that certain matters in which Norell has been involved during Norell's employment may need Norell's cooperation with the Company in the future. Accordingly, Norell shall cooperate with the Company as requested by the Company regarding any matters arising out of or related to Norell's service to the Company.  Specifically, but without limiting the foregoing sentence, Norell may from time to time be asked to testify or provide information to the Company or its counsel in connection with legal proceedings or investigations involving the Company regarding events about which Norell has knowledge. Norell agrees to reasonably assist and cooperate with the Company in preparing for such legal proceedings and investigations by providing any truthful relevant information Executive may have. In connection with any assistance requested by the Company of Norell under this paragraph, the Company will compensate Norell for reasonable travel, meal and accommodation expenses incidental to any such cooperation provided to the Company.
9.Non-Disparagement. Norell agrees and covenants that Norell shall not make, publish, or communicate to any person or entity or in any public or private forum any false, defamatory, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its current or former employees, officers, directors, or shareholders, now or at any time in the future. The Company agrees that no member of its Board of Directors shall make, publish, or communicate to any person or entity or in any public or private forum any false, defamatory, or disparaging remarks, comments, or statements concerning Norell.
10.Press Release and Form 8-K. The Company has provided Norell with the opportunity to review and comment on the press release dated April 29, 2024, and on the Form 8-K to be filed in connection with Norell’s resignation. The parties agree that the press release annexed hereto as Exhibit C shall be the version of the press release to be issued and filed in connection with Norell’s resignation.
11.Confidentiality of Agreement. Norell agrees and covenants that Norell shall not disclose the terms of or the amount paid under this Agreement to any individual or entity; provided, however, that Norell will not be prohibited from making disclosures to Norell's spouse, domestic partner, attorney, tax advisors, or as may be required by law.
Nothing in this Agreement in any way is intended to restrict or impede Norell from disclosing information about possible securities law violations to the SEC, or exercising protected rights under the NLRA or other federal, state, or local laws, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
12.Remedies. In the event of a breach or threatened breach by Norell of any provision of this Agreement, Norell hereby consents and agrees that money damages would not afford an adequate remedy and that Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.
If Norell fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any amounts paid to Norell under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.
13.Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and Norell's employment or termination of employment with the Company, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.
14.Entire Agreement. Unless specifically provided herein, this Agreement, the Employment Agreement, and the CIIA contain all of the understandings and representations between Company and Norell relating to the subject matter hereof and supersede all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter. Nothing in this Agreement modifies, supersedes, voids, or otherwise alters the Employment Agreement and the CIIA, which shall remain in full force and effect.
15.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Norell and by the Chief Executive Officer and General Counsel of the Company. No waiver by any Party of any breach by the other Party of any condition or provision of this Agreement to be performed by that Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
16.Severability. If any provision of this Agreement is found by a court or arbitral authority of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.
17.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
18.No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.
19.Withholding/Taxes. All amounts payable to Norell under this Agreement shall be subject to applicable tax and other withholdings, and the Company shall withhold from any payments under this Agreement all federal, state and local and other taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Norell shall be solely responsible for all taxes that result from Norell’s receipt of the payments and benefits to be provided under this Agreement, and none of the Company nor any of its subsidiaries or affiliates makes nor have they made any representation, warranty or guarantee of any federal, state or local or other tax consequences to Norell of Norell’s receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.
20.Acknowledgment of Full Understanding. NORELL ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. NORELL ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. NORELL FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

ALTUS POWER, INC.	LARS NORELL
By: /s/ Christine Detrick Name: Christine Detrick Title: Chairperson Date: April 28, 2024	Signature: /s/ Lars Norell Date: April 28, 2024